Exhibit 99.2

May 29, 2008

My fellow shareholders:

With today’s filing of our 2007 Form 10-K, Navistar is now current in its annual financial information.

As we complete this effort to become current, Chief Financial Officer Bill Caton and I want to assure you that we have been making fundamental improvements to our processes for financial accounting and controls. We are fully committed to providing timely and accurate financial information to our shareholders, analysts and others who follow our business.

With this letter, I want to provide you with some additional detail to help put into context these 2007 results along with our second quarter 2008 operational update, and to detail our progress toward our 2009 goals of achieving greater than $15 billion in revenue and $1.6 billion in manufacturing segment profit. And I want to show you how we are executing our strategy designed to deliver consistent profitability even at low points in the cyclical U.S. and Canadian commercial truck manufacturing business – and best-ever results during normal industry conditions.

The importance of this strategy was certainly evident in our 2007 performance in a very weak truck industry. In fact, commercial truck volumes across the industry were 30 percent lower than the previous year. With revenues of $12.3 billion we were able to deliver $426 million in manufacturing segment profit. We recorded a pre-tax loss of $73 million, including elevated expenses of approximately $200 million related to financial filings. Progress throughout our business in 2007 positions Navistar to post record revenue and strong profits in 2008 despite a severely depressed commercial truck market. In fact, in one of the lowest points in our industry’s history, we expect to exceed our $15 billion revenue goal a year early and to achieve manufacturing segment margins of nearly $1 billion on the way to reaching our 2009 goal.

We are growing our business efficiently by leveraging our own strengths as well as creatively partnering with leading companies around the world. Our strategy is built on three pillars: great products, competitive cost structure and profitable growth. In each of these areas, the Navistar team is demonstrating its ability to deliver beyond the expected, addressing customer needs that are unmet by any other manufacturer.

Great Products

We’ve introduced a number of new, industry-leading products that are uniquely and strategically positioned to succeed in their market segments, including among others:

•	International® ProStarTM

•	International® LoneStar®

•	Military vehicles from Navistar Defense

•	Our new big bore MaxxForce™ engines

Anticipating fuel cost issues with International® ProStar™. With the ProStar, we put on the highway the industry’s most fuel-efficient Class 8 vehicle – well before diesel prices shot over $4 a gallon. Independent testing confirms the ProStar is 7 percent more fuel efficient than its closest competitor. The key is our superior aerodynamic design. A trucker who drives 144,000 miles a year in the ProStar can save 1,400 gallons of fuel compared with the next most fuel-efficient truck. With a full range of ProStar derivatives now in production, we have the right trucks at the right time.

Making a statement with International® LoneStar™. We envisioned strengthening our share of the Class 8 market by creating an entirely new category, Advanced Classic, to meet the unique requirements of the independent trucker. LoneStar’s dramatic styling and breakthrough interior is drawing rave reviews in truck media and Internet blogs, but equally important is its aerodynamic design. It has 18 percent less wind resistance than its premium truck competition. LoneStar also represents an industry-leading leap forward in computer-aided product development as our engineers took it straight from clay and math models to production without having to build confirmation prototypes.

Developing and supplying tough, dependable military vehicles. We re-entered the military vehicle business in 2005. In short order, we’ve become a leader in developing, manufacturing and servicing trusted vehicles for the U.S. Armed Forces. We saw an opportunity to leverage experience as a truck manufacturer that others in the defense industry simply do not have. And we are building an enduring and sustainable leadership presence in the defense industry, providing tough and reliable vehicles to the U.S. and its allies. In addition to orders for Mine Resistant Ambush Protected (MRAP) vehicles exceeding $3 billion, we are delivering other types of military vehicles, as evidenced by our recent order for medium tactical trucks for duty in Afghanistan and Iraq, and we are actively competing for additional future business. Going forward, we expect Navistar Defense to deliver revenue of $2 billion a year as a sustainable enterprise.

Controlling our own destiny with MaxxForce™ engines. We have long been the world leader in medium-range diesel engines. But we recognized the strategic need to control our own destiny with larger engines for our heavy trucks. That’s why we developed new 11- and 13-liter MaxxForce diesel engines, the first we have produced for the Class 8 truck market. Customers of these trucks want engines that will give them better fuel economy, reduced weight and improved levels of noise, vibration and harshness (NVH). Our new engines’ design elements and technology deliver outstanding fuel economy and reduced NVH. With a compacted-graphite iron cylinder block like those used in NASCAR racing engines, the new MaxxForce engines have a 400-pound weight advantage over competitive engines for improved payload capacity and fuel efficiency. MaxxForce engines for our medium-duty trucks and buses also are delivering fuel economy improvement while meeting more stringent emissions requirements.

MaxxForce engines are also the prime power source for International® medium-duty hybrid vehicles.

Competitive Cost Structure

We are aggressively improving our competitiveness by taking bold, disciplined actions to control our material and component costs and improve operating efficiencies throughout the business. These actions will enable us to improve the quality of our earnings as we push more segment margin profit to bottom-line net income.

Strengthening our sourcing and materials management. With 80 percent of our costs associated with our suppliers, we see continued opportunity for significant cost improvements as we develop a reliable, high-quality supply base with global efficiencies. Our engineering, manufacturing and purchasing groups are working together to reduce costs across our product lines. We’re driving component commonality among our product lines to further increase scale. And we are leveraging our partners and subsidiaries. For example, our Mahindra-Navistar joint venture in India and our engine subsidiary MWM in South America are taking advantage of established supplier relationships in their markets and for export. In addition, we have strategically used operational hedges to lock in costs of key commodities such as steel, platinum, lead, copper and aluminum, in order to control costs for the current fiscal year.

Securing operating efficiencies. Our manufacturing operations are committed to continuous process improvements, emphasizing quality enhancement and cost reduction. The 2007 main labor agreement with the United Auto Workers provides predictability in our cost structure, eliminates restrictive and costly minimum employment level requirements, and includes a new-hire package with costs that are about 40 percent lower than for our legacy employees. Importantly, the agreement also supports stability for our workforce as we remain committed to quality of life for our employees.

Containing below-the-line costs. As our company contracted during the previous three decades from more than 100,000 employees to about 17,100 today, our post-retirement legacy costs have been a significant burden. We initiated a number of actions in 2007 and 2008 to reduce our post-retirement expenses resulting in a reduction of under-funded post-retirement plans from $2.5 billion in 2006 to $1.3 billion in 2007.

Profitable Growth

Over the near term, as the economy rebounds, we are poised for strong growth in our core business while we are also rapidly developing new business including overseas markets, military business and other opportunities to expand and diversify for sustained growth.

Growing our truck exports. We set a goal to be the leader in Mexico by 2009. Today, we have already achieved that goal. We set a target of $1 billion in export revenues, which we now plan to reach by 2009. This revenue growth will come from new markets such as Russia and Australia, and growth in existing markets, including Latin America,

South Africa and the Middle East. In addition, our Mahindra-Navistar joint venture will deliver a full lineup of engines and trucks to the Indian marketplace, while also exporting from India.

Broadening our engine customer base. We have made significant progress on our strategy to grow and diversify our engine business to reduce our reliance on any one customer. Primarily a North and South American engine business just a few years ago, we now have a growing presence in Asia and Eastern Europe as well. Our engine joint venture with Mahindra in India is up and running and has a new engine plant under construction. In addition, Dong Feng, our partner in China, is preparing to build our 3L engine under the licensing agreement we signed last year. Much of this growth stems from the broadening of our engine lineup in South America, achieved through the acquisition of MWM in 2005. Meanwhile, as we expand the range of our engine business in North America with the introduction of the MaxxForce 11/13L this year, we will expand our reach to other new global customers as well.

Building on school bus market leadership. Our recently announced contract with First Student, the largest provider of school bus transportation in North America, underscores our leadership in the school bus market. In one of the largest deals in the industry’s history, IC Bus will supply First Student with CE Series school buses through 2010, with options to purchase additional buses through 2012. The contract, valued at up to $1.2 billion in sales, demonstrates our continuing ability to secure our leadership position in this less cyclical business.

Summary

Sound execution of our three-pillar strategy of great products, competitive cost structure and profitable growth has put us on the right path to successfully navigate the commercial trucking industry’s lowest cyclical point. In 2008 – at the trucking industry’s lowest volume in 10 years – our revenues should exceed $15 billion, and manufacturing profit should reach nearly $1 billion, leading to increased pretax income.

Looking Ahead

Our goals for increased revenue and profitability continue past 2009. The strategic actions we are taking in our products, cost structure and growth position us for even greater achievements in 2010 and beyond. Here are just a few of the longer-term actions we are putting in place today:

Emissions path for 2010. We plan to meet stringent 2010 EPA diesel emissions standards with a customer-responsive approach that will give us a competitive advantage in the commercial truck market. While many of our competitors have announced they will use SCR aftertreatment in conjunction with the EGR technology they use today, Navistar will introduce further refinements to our proven 2007 engine platform to comply with the standards without the use of SCR. This approach eliminates the need for additional hardware, fluids, tanks, gauges, sensors and electronics. It takes the burden of meeting emissions off customers, who otherwise would have to maintain an additional fluid (urea) to operate vehicles equipped with SCR.

Expanding our defense business. Defense is an enduring business for us. We believe we can achieve $2 billion revenue in this business, year in and year out. Beyond the continued demand for some MRAP vehicles, we will pursue military vehicle sales to U.S. allies, and will supply U.S. military vehicles for Iraq and Afghanistan construction and support. For example, we recently were awarded a $1.28 billion contract to provide medium tactical vehicles and parts to the U.S. Army for use by the Afghanistan National Police, the Afghan National Army and the Iraqi Ministry of Defense.

Building scale with the acquisition of GM’s medium truck business. We are progressing in our negotiations with General Motors to acquire the rights to manufacture and sell GMC and Chevrolet brand trucks in the class 4-8 range through GM’s dealer network in the United States and Canada. This is another example of how we are strategically growing our business for trucks, engines and parts, building scale and reducing costs. We look forward to incorporating the GM medium truck brands into our portfolio, and will make use of this scale to build on the success of both the International and GM product lines and their respective dealer networks.

* * *

A few years ago, we set out on a strategic path to strengthen our company in both its core and expansionary businesses. We set aggressive goals for 2009 to grow from about $7 billion in revenue to $15 billion and to deliver $1.6 billion in manufacturing segment profit. I hope you can see from what we have shared in this letter that we are on track to achieve these goals and have set in place actions to ensure even stronger performance beyond 2009.

We are committed to deliver value for our shareholders, recognizing that superior shareholder returns are built on superior results. We can say with confidence that our company will continue to deliver on a strategy that is clearly working – a strategy built on great products, competitive cost structure and profitable growth.

Thank you for your support.

Sincerely,

Dan Ustian
Chairman, President and Chief Executive Officer
Navistar International Corporation

SEC Regulation G

The below non-GAAP financial measures are unaudited and reflect a 2007 change in segment reporting methodology. This is not in accordance with, or an alternative for, U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation below, provides meaningful information and therefore we use it to supplement our GAAP reporting by identifying items that may not be related to the core manufacturing business. Management often uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

	Audited	Preliminary and Unaudited
	FY 2007 ($ Billions)	Full Year FY 2008 ($ Billions)
Revenues	$12.3	$15+

	($Millions)	($Millions)
Manufacturing Segment Profit	$426	$1,000	950
Corporate Items	$(431)	$(420)	$(460)
Interest Expense	$(196)	$(140)	$(160)
Financial Services Profit	$128	$70	$50
Subtotal – Below the line range:	$(499)	$(490)	$(570)

Consolidated Income (Loss) Before Income Tax	$(73)	$510	$380

Forward Looking Statements

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions, including the risk of continued delay in the completion of our financial statements and the consequences thereof, the availability of funds, either through cash on hand or the company’s other liquidity sources, to repay any amounts due should any of the company’s debt become accelerated, and decisions by suppliers and other vendors to restrict or eliminate customary trade and other credit terms for the company’s future orders and other services, which would require the company to pay cash and which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Item 1A. Risk Factors of our Form 10-K for the fiscal year ended October 31, 2007, which was filed on May 29, 2008.